Exhibit 4.1
REGISTRATION AGREEMENT
This REGISTRATION AGREEMENT (this “Agreement”), dated as of May 25, 2023 is by and among Recursion Pharmaceuticals, Inc., a Delaware corporation (the “Acquiror Parent”), Recursion Canada Inc., a corporation governed by the laws of the Province of Ontario (“Acquiror”), Cyclica Therapeutics Inc. (formerly Cyclica Inc.), a corporation governed by the laws of British Columbia (the “Company”) and the shareholders of the Company party hereto (the “Sellers”). Capitalized terms used but not defined herein shall have the meanings ascribed in that certain Share Purchase Agreement dated as of May 8, 2023 (the “Purchase Agreement”), by and among Acquiror Parent, Acquiror, the Company, the Sellers, and Shareholder Representative Services LLC, a Colorado limited liability company (the “Securityholder Representative”).
RECITALS:
WHEREAS, this Agreement is being entered into in connection with the execution of the Purchase Agreement pursuant to which, among other things, the Sellers will receive, pursuant to Section 1.4(a) and Section 1.5(c) of the Purchase Agreement, shares (the “Consideration Shares”) of Acquiror Parent’s Class A common stock, par value $0.00001 per share (“Acquiror Parent Common Stock”), as consideration in respect of the acquisition by Acquiror of one-hundred percent (100%) of the issued and outstanding common and preferred shares of The Company; and
WHEREAS, resales by the Sellers of the Consideration Shares may be required to be registered under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Sellers or the intended method of distribution of the Consideration Shares.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquiror” has the meaning set forth in the introductory paragraph.
“Acquiror Parent” has the meaning set forth in the introductory paragraph.
“Acquiror Parent Common Stock” has the meaning set forth in the recitals.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“Agreement” has the meaning set forth in the introductory paragraph.
“Allowed Suspension” has the meaning set forth in Section 2.1(a).
“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.
“Company” has the meaning set forth in the introductory paragraph.
“Consideration Shares” has the meaning set forth in the recitals.

“Electronic Delivery” has the meaning set forth in Section 4.12.
“Governmental Entity” means, in each case whether domestic or foreign, (a) any supranational, national, state, provincial, territorial, municipal, local or foreign government, or any court, tribunal, administrative agency, commission, Crown corporation, ministry, bureau or other governmental entity, authority or instrumentality, or any arbitrator, or any stock exchange or similar self-regulatory organization, including any colleges and governing bodies of healthcare professionals, (b) any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority, (c) government-owned or controlled entity (including state-owned or state-controlled businesses), (d) notified body, (e) royal family, (f) political party or (g) public international organization (e.g., the World Bank or Red Cross).
“Legal Requirements” means any federal, state, provincial, territorial, foreign, local, municipal or other law, statute, constitution, principle of common law, civil law, resolution, ordinance, code, edict, order, writ, injunction, decree, award, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity of competent jurisdiction, as amended unless expressly specified otherwise.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, association, business organization or Governmental Entity.
“Purchase Agreement” has the meaning set forth in the introductory paragraph.
“Registrable Date” has the meaning set forth in Section 2.1(a).
“Registration Statement” has the meaning set forth in Section 2.1(a).
“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, securityholders, shareholders, officers, employees, advisors, counsel, accountants, agents and other representatives of such Person and its Affiliates.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholder Representative” has the meaning set forth in the introductory paragraph.
“Sellers” has the meaning set forth in the introductory paragraph.
ARTICLE II
REGISTRATION RIGHTS
1.1Registration Statement.
(a)As promptly as reasonably practicable after the Closing Date (and, subject to the Company furnishing on a timely basis the information required by Section 2.1(b) below), no later than thirty (30) days following the Closing), Acquiror Parent shall, at its sole expense, (i) prepare and file or cause to be prepared and filed with the Commission a registration statement on Form S-3 (and if Acquiror Parent is a well-known seasoned issuer as of the filing date, a Form S-3ASR, or a prospectus supplement to an effective Form S-3ASR that shall become effective upon filing with the Commission pursuant to Rule 462(e)) (or, if Form S-3 or Form S-3ASR is not then available to Acquiror Parent, on such form of registration statement as is then available) to register the resale of the Consideration Shares (such registration statement, including such prospectus supplement, if applicable, the “Registration Statement”), and (ii) ensure that the Registration Statement complies in all material respects with the applicable provisions of U.S. Securities Laws and other applicable Legal Requirements as of the date of filing and contains no untrue statements of material fact or omissions to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Acquiror Parent shall use commercially reasonable efforts, at its sole expense, to (i) have the Registration Statement declared effective as soon as practicable (including filing with the Commission a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act) (it being agreed that if Acquiror Parent is a well-known seasoned issuer as of the filing date, the Registration Statement shall be an automatic shelf registration statement, or a prospectus supplement to an effective automatic shelf registration statement, that shall become effective upon filing with the Commission pursuant to Rule 462(e)) and (ii) keep the Registration Statement continuously effective under the Securities Act until the earlier of the date that (A) all Consideration Shares covered by the Registration Statement have been sold by the Sellers or (B) all Consideration Shares are able to be publicly sold by the Sellers by relying on Rule 144 without registration (such earlier date, the “Registrable Date”). Acquiror Parent will promptly notify the Sellers, at any time prior to the Registrable Date, if and when Acquiror Parent becomes aware of the happening of any event as a result of which the Registration Statement (as then in effect), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if for any other reason it shall be necessary during such time period to amend or supplement the Registration Statement in order to comply with U.S. Securities Laws and, in either case as promptly as practicable thereafter, prepare and file with the Commission a supplement or amendment to the Registration Statement which will correct such statement or omission. Notwithstanding the foregoing sentence, Acquiror Parent may suspend the use of any prospectus included in the Registration Statement contemplated by this Article II for not more than sixty (60) consecutive days or for a total of not more than one hundred twenty (120) days in any twelve (12) month period (an “Allowed Suspension”) in the event that Acquiror Parent determines in good faith that such suspension is necessary to (i) delay the disclosure of material nonpublic information concerning Acquiror Parent, the disclosure of which at the time is not, in the good faith opinion of Acquiror Parent, in the best interests of Acquiror Parent or (ii) amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that Acquiror Parent shall promptly notify each Seller in writing of the commencement of an Allowed Suspension and advise the Sellers in writing to cease all sales under such Registration Statement until the end of the Allowed Suspension.
(b)Each Seller and the Company shall, and shall use commercially reasonable efforts to cause its Representatives to, cooperate with and provide to Acquiror Parent and its Representatives true, correct, and complete information regarding such Seller and the Company that is reasonably necessary in connection with the preparation and filing of the Registration Statement or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing, including such information as may be required to be included or incorporated by reference in the Registration Statement pursuant to applicable Legal Requirement. Without limiting the foregoing, if financial statements of the Company are required to be included or incorporated by reference in the Registration Statement, the Company shall use commercially reasonable efforts to cause its independent accounting firm to deliver to Acquiror Parent prior to the Closing a consent letter of the Company’s independent accounting firm, in form and substance satisfactory to Acquiror Parent, that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

ARTICLE III
INDEMNIFICATION AND CONTRIBUTION
1.1Indemnification by Acquiror Parent. Acquiror Parent shall, or shall cause the Acquiror to, indemnify and hold harmless the Seller Indemnified Persons from and against any Indemnifiable Damages to which any Seller Indemnified Person may become subject (under the Securities Act or otherwise) to the extent such Indemnifiable Damages arise out of or are based upon any untrue statement of a material fact contained in or incorporated or deemed incorporated by reference into the Registration Statement or any other document filed in accordance with this Section 3.1 or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that neither Acquiror nor Acquiror Parent will be liable in any such case to the extent that any such Indemnifiable Damages arise out of or are based upon (i) any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Acquiror Parent by or on behalf of any Seller specifically for use in the preparation of the Registration Statement or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing, (ii) the use by a Seller of an outdated or defective prospectus after having been notified pursuant to the last sentence of Section 2.1(a) of that the Registration Statement (as then in effect) is outdated or defective, or (iii) a Seller’s (or any other indemnified Person’s) failure to deliver, or cause to delivered, any prospectus or supplement to the Registration Statement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or omission at or prior to the written confirmation of the sale of Acquiror Parent Common Stock to such Person if such statement or omission was corrected in such prospectus or supplement.
1.2Indemnification by the Sellers. Each Seller shall, severally but not jointly with any other Seller, indemnify and hold harmless the Acquiror Indemnified Persons from and against any Indemnifiable Damages to which any Acquiror Indemnified Person may become subject (under the Securities Act or otherwise) to the extent such Indemnifiable Damages arise out of or are based upon any untrue statement of a material fact contained in or incorporated or deemed incorporated by reference into the Registration Statement or any other document filed in accordance with Article II hereof or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; but only to the extent that (i) such untrue statement or omission is made in reliance upon or in conformity with written information furnished to Acquiror Parent by or on behalf of such Seller specifically for use in the preparation of the Registration Statement or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing, (ii) related to the use by such Seller of an outdated or defective prospectus after having been notified pursuant to the last sentence of Section 2.1(a) that the Registration Statement (as then in effect) is outdated or defective, or (iii) related to such Seller’s (or any other indemnified Person’s) failure to deliver, or cause to delivered, any prospectus or supplement to the Registration Statement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or omission at or prior to the written confirmation of the sale of Acquiror Parent Common Stock to such Person if such statement or omission was corrected in such prospectus or supplement.
1.3Indemnification Procedures. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding involving a claim of the type referred to in Section 3.1 or Section 3.2, such Indemnified Person shall, if a claim in respect thereof is to be made against an Indemnifying Person, give written notice to such Indemnifying Person of the commencement of such action; provided, however, that the failure of any Indemnified Person to give such notice will not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person is materially prejudiced by such failure. In case any such action is brought against an Indemnified Person, the Indemnifying Person will be entitled to participate in and to assume the defense thereof, and, subject to the following sentence, after notice from the indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, the Indemnifying Person will not be liable to such Indemnified Person for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The Indemnified Person may participate in such defense at such party’s expense; provided, however, that the Indemnifying Person will pay such expense if representation of such Indemnified Person by the counsel retained by the Indemnifying Person would be inappropriate due to actual or potential conflict of interests between the Indemnified Person and any other party represented by such counsel in such proceeding; provided, further, that in no event will an Indemnifying Person be required to pay the expenses of more than one law firm as counsel for all Indemnified Parties pursuant to this sentence. If, within 30 (thirty) days after receipt of the notice, the Indemnifying Person has not elected to assume the defense of the action, the indemnifying Person will be responsible for any legal or other expenses reasonably incurred by such Indemnified Person in connection with the defense of the action, suit, investigation, inquiry or proceeding. If the Indemnifying Person assumes the defense, the Indemnifying Person shall not have the right to settle such action without the consent of the Indemnified Person, unless the entry of a judgment or settlement contains an unconditional release of the Indemnified Person in respect of all liability in respect of such claims or litigation. An Indemnified Person may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the Indemnifying Person only if such judgment or settlement contains a general release of the Indemnifying Person in respect of such claims or litigation and does not involve injunctive or similar remedy likely to establish a custom or practice adverse to the continuing business interests of the Indemnifying Person.
1.4Contribution. If the indemnification provided for in Section 3.3 is unavailable to a Seller Indemnified Person in respect of the Indemnifiable Damages referred to therein, then Acquiror Parent will and shall cause Acquiror to, in lieu of indemnifying such Seller Indemnified Person, contribute to the amount paid or payable by such Seller Indemnified Person as a result of such Indemnifiable Damages (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Acquiror and Acquiror Parent, on the one hand, and such Seller Indemnified Person, on the other hand, in connection with the statements or omissions which resulted in such Indemnifiable Damages (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Acquiror or Acquiror Parent or the Seller Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to in this Section 3.4 will include any legal or other expenses reasonably incurred by such Seller Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (as defined in the Securities Act), will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
1.5Purchase Agreement. The parties hereto agree that any indemnification and contribution obligations among the parties under this Article III shall be governed by, and subject to, the provisions of Article X of the Purchase Agreement, including the indemnifications, limitations and claim procedures set forth therein, which shall be the exclusive remedies for any matters in connection with the recovery of any losses under, or in connection with, the indemnification and contribution obligations among the parties under this Article III regardless of the legal theory under which any other remedy or recourse may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the parties hereto agree that the Indemnified Persons shall have no remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Article X of the Purchase Agreement.

ARTICLE IV
MISCELLANEOUS
1.1Termination. This Agreement shall terminate upon the termination of the Purchase Agreement in accordance with its terms if the Closing has not occurred; provided, that such termination of this Agreement shall not relieve any party hereto from liability in connection with any Knowing Breach of such party. If the Closing has occurred, this Agreement shall terminate as to any Seller, upon the earlier to occur of (i) the date such Seller no longer owns any Consideration Shares and (ii) the Registrable Date; provided, that Article III shall survive such termination of this Agreement.
1.2Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
1.3Remedies. Nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
1.4Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement or the execution or performance of this Agreement (“Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof), including its statutes of limitations. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in new Castle County, Delaware (or, in case the Court of Chancery does not have jurisdiction, any other court of the State of Delaware in New Castle County, Delaware or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the U.S. District Court for the District of Delaware) in connection with any Relevant Matter, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related to any Relevant Matter except in such courts.
1.5WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.
1.6Adjustments Affecting Consideration Shares. The provisions of this Agreement shall apply to any and all shares of capital stock of Acquiror Parent or any successor or assignee of Acquiror Parent (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Consideration Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of Acquiror Parent as so changed.

1.7Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void.
1.8Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with confirmation of receipt), if provided below, to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that notices sent by mail will not be deemed given until received and provided, further that with respect to notices delivered to the Securityholder Representative, such notices must be delivered solely via email by way of a PDF attachment thereto of an executed document:
(a)If to Acquiror Parent, to:
41 S. Rio Grande Street
Salt Lake City, UT 84101
Attention:    Nathan B. Hatfield
Email:        nathan.hatfield@recursionpharma.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention:    Remi P. Korenblit; Patrick Schultheis
Email:    rkorenblit@wsgr.com; PSchultheis@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza, Suite 3300
San Francisco, CA 94105
Attention:    Robert T. Ishii
Email:    RIshii@wsgr.com

and

Osler, Hoskin & Harcourt LLP
100 King Street West
1 First Canadian Place
Suite 6200
Toronto, Ontario M5X 1B8
Attention:    John Groenewegen; Alex Gorka
Email:     jgroenewegen@osler.com; agorka@osler.com

(b)If to if to the Securityholder Representative, to:

Shareholder Representative Services LLC
        950 17th Street, Suite 1400
        Denver, CO 80202
        Email: deals@srsacquiom.com
        Phone: (303) 648-4085

(c)if to a Seller, the email address listed in the Spreadsheet with respect to such Seller.

1.9Amendment. To the extent permitted by applicable Legal Requirements, Acquiror Parent and the Securityholder Representative may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Acquiror Parent and the Securityholder Representative.
1.10Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. The Securityholder Representative and Acquiror Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, and (ii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
1.11Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
1.12Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which shall be considered one and the same instrument. Any such counterpart, to the extent delivered by .pdf or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.
CYCLICA THERAPEUTICS INC.

By:    /s/ Naheed Kurji
    Name: Naheed Kurji
    Title: President and Chief Executive Officer

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.
Signature Page to Registration Rights Agreement

RECURSION PHARMACEUTICALS, INC.

By:    /s/ Chris Gibson
    Name: Chris Gibson
    Title: Chief Executive Officer
RECURSION CANADA INC.

By:    /s/ Chris Gibson
    Name: Chris Gibson
    Title: President

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.
[SELLERS]

By:
    Name:
    Title:

Signature Page to Registration Rights Agreement